Exhibit 10.9

DIRECTOR DEFERRED

COMPENSATION AGREEMENT

James Pendleton

First Federal Savings & Loan Association

Corydon, Indiana

Financial Institution Consulting Corporation

700 Colonial Road, Suite 260

Memphis, Tennessee 38117

WATS: 1-800-873-0089

FAX: (901) 684-7414

(901) 684-7400

DIRECTOR DEFERRED COMPENSATION AGREEMENT

This Director Deferred Compensation Agreement (the “Agreement”), effective as of the 1st day of April, 1992, by and between FIRST FEDERAL SAVINGS & LOAN ASSOCIATION (the “Association”), a mutual savings association organized and existing under the laws of the State of Indiana, hereinafter referred to as “Association” and JAMES PENDLETON, hereinafter referred to as “Director”, for the purpose of formalizing the agreement between the Association and the Director in which the Director defers receipt of fees under the terms and conditions described below.

WITNESSETH:

WHEREAS, the Director serves the Association as a member of the Board; and

WHEREAS, the Association recognizes the valuable services heretofore performed for it by Director and wishes to encourage continued service; and

WHEREAS, the Association values the efforts, abilities and accomplishments of the Director and recognizes that Director’s services will substantially contribute to its continued growth and profits in the future; and

WHEREAS, the Director wishes to defer a certain portion of fees to be earned in the future; and

WHEREAS, the parties hereto desire to formalize the terms and conditions upon which the Association shall pay such deferred compensation to the Director or his designated beneficiary; and

WHEREAS, the parties hereto intend that this Agreement be considered an unfunded arrangement, maintained primarily to provide deferred compensation benefits to the Director for purposes of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, the Association has adopted this Director Deferred Compensation Agreement which controls all issues relating to the Deferred Compensation Benefit as described herein;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree to the following terms and conditions:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Accrued Benefit” means the sum of all deferred amounts and interest credited to the Director’s Retirement Account and due and owing to the Director or his Beneficiaries pursuant to this Agreement.

1.2	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.3	“Association” means FIRST FEDERAL SAVINGS & LOAN ASSOCIATION and any successor thereto.

1.4	“Beneficiary” means the person or persons designated as Beneficiary in writing to the Association to whom the share of a deceased Director’s account is payable. If no Beneficiary is so designated, then the Director’s Spouse, if living, will be deemed the Beneficiary. If the Director’s Spouse is not living, then the Children of Director will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of the Director will be deemed the Beneficiary.

1.5	“Children” means the Director’s children, both natural and adopted, then living at the time payments are due the Children under this Agreement.

1.6	“Deferral Period” means the sixty-five (65) month period which commences on April 1, 1992.

1.7	“Deferred Compensation Benefit” means Three Hundred Thirty-Five ($335.00) Dollars per month payable for a one hundred eighty (180) month period, such period to begin at Director’s Normal Retirement Date.

1.8	“Disability Retirement Benefit” means the benefit payable to Director following a determination that he is no longer able, properly and satisfactorily, to perform his duties as Director. Said benefit shall be payable monthly for a fifteen (15) year period which, subject to the provisions of Subsection 4.4, shall begin not more than thirty (30) days following the above-mentioned disability determination.

1.9	“Effective Date” shall be the effective date of this Agreement, April 1, 1992.

1.10	“Estate” means the Estate of the Director.

1.11	“Normal Retirement Date” means the first day of the month following the Director’s seventieth (70) birthday.

1.12	“Payout Period” means the time frame in which certain benefits payable hereunder shall be distributed. Said benefits may (at the request of the Director or his Beneficiary and subject to the Association’s discretion) be paid in a lump sum within thirty (30) days of the event which triggers payment or in equal monthly installments commencing on the first day of the month coincident with or next following said event and continuing for a period of one hundred eighty (180) months.

1.13	“Retirement Account” means book entries maintained by the Association reflecting deferred amounts; provided, however, that the existence of such book entries and the Retirement Account shall not create and shall not be deemed to create a trust of any kind, or a fiduciary relationship between the Association and the Director, his designated Beneficiary, or other Beneficiaries under this Agreement. Compensation shall be deferred when it is earned by the Director.

1.14	“Spouse” means the individual to whom the Director is legally married at the time of the Director’s death.

1.15	“Survivor’s Benefit” means monthly level payments in an amount of Three Hundred Thirty-Five ($335.00) Dollars.

SECTION II

DEFERRED COMPENSATION

Commencing on the Effective Date, and continuing through the end of the Deferral Period, the Director and the Association agree that the Director shall defer into his Retirement Account monthly Director’s fees of One Hundred Fifty ($150.00) Dollars that the Director would otherwise be entitled to receive from the Association for each month of the Deferral Period. In the event the Director desires to increase his monthly deferrals during the term of this Agreement, the Director shall have the option to defer such additional amounts, provided such election is made prior to earning the higher fee and approval of the Board of Directors is obtained. If an election to defer a higher amount is made and the required approval is obtained, the Deferred Compensation Benefit shall be increased proportionately, taking into account the timing and amount of such increased deferrals. Such additional deferrals and the compensation payable will be evidenced by an Amendment to this Agreement.

SECTION III

TERMINATION OF ELECTION

The Director’s election to defer compensation shall continue in effect, pursuant to the terms of this Agreement unless and until the Director files with the Association a Notice of Discontinuance (Exhibit B attached hereto). A Notice of Discontinuance shall be effective if filed at least twenty (20) days prior to any January 1st, April 1st, July 1st or October 1st. Such Notice of Discontinuance shall be effective commencing with the January 1st, April 1st, July 1st or October 1st following its filing, whichever applies, and shall apply only with respect to the Director’s compensation attributable to services not yet performed.

SECTION IV

RETIREMENT BENEFIT

4.1	Retirement Benefit. Provided Director has deferred all fees during the Deferral Period and subject to Subsection 5.1 of this Agreement, the Association agrees to pay the Deferred Compensation Benefit commencing upon the Director’s Normal Retirement Date. Such payments will be made according to the provisions of the Payout Period.

4.2	Retirement Benefit - Shortened Deferral Period. In the event Director defers fees for a period less than sixty-five (65) months, whether through his termination of service on the Board, election to discontinue deferrals, absenteeism from meetings, or disability, Director shall be entitled to receive, upon reaching Normal Retirement Age, a Deferred Compensation Benefit determined by multiplying Three Hundred Thirty-Five ($335.00) Dollars by a fraction, the numerator of which is equal to the total Board fees actually deferred by Director and the denominator of which is equal to the total Board fees which would have been deferred during the entire sixty-five (65) month deferral period. Such benefit payments will be made according to the provisions of the Payout Period.

4.3

Continued Service Beyond Normal Retirement Date. The Director shall have the option, upon attaining his Normal Retirement Date, to elect to receive his Deferred Compensation Benefit, notwithstanding his continued service on the Board of Directors of the

Association. The Director’s election to receive this benefit notwithstanding his continued service must be made in writing at least one (1) year prior to his Normal Retirement Date. The Deferred Compensation Benefit payable upon election pursuant to this paragraph shall be the amount that would have been payable had the Director retired from service with the Association as of his Normal Retirement Date. Any such election shall be irrevocable, and shall result in the termination of the Director’s right to any further deferrals hereunder.

4.4	Disability Retirement Benefit. Notwithstanding any other provision hereof, if requested by the Director and approved by the Board, the Director shall be entitled to receive payments hereunder prior to his Normal Retirement Date, in any case in which it is determined by a duly licensed physician selected by the Association that, because of ill health, accident, disability or general inability because of age, the Director is no longer able, properly and satisfactorily, to perform his regular duties as a Director. If the Director’s service is terminated pursuant to this paragraph and Board approval is obtained, the Director may elect to begin receiving the annuity value of his Accrued Benefit. The interest factor used to annuitize the Accrued Benefit shall be equal to the greater of the average cost of deposits of the Association for the prior twelve (12) month period or the internal rate of return earned on the Director’s deferrals up to the date of disability. In the event the total benefits received by the Director pursuant to this Subsection are less than the total Deferred Compensation Benefit, upon Director’s death, an additional amount shall be paid to Director’s Beneficiary to make up the difference. This payment, when added to the burial expenses provided by Subsection 5.3, shall discharge the Association’s obligation under this Agreement.

SECTION V

DEATH BENEFITS

5.1	Death Benefit Prior to Commencement of Retirement Benefits. In the event of the Director’s death while in the service of the Association and prior to commencement of the Deferred Compensation Benefit, the Association shall pay a Survivor’s Benefit for a period of one hundred eighty (180) months. Said benefit shall be distributed in accordance with the Payout Period.

5.2	Death Benefit After Commencement of Benefits. In the event of Director’s death after the commencement of Retirement Benefits or Disability Retirement Benefits, but prior to the completion of all such payments due and owing hereunder, the Association shall pay to Director’s Beneficiary the Survivor’s Benefit for the remainder of the one hundred eighty (180) month period.

5.3	Additional Death Benefit - Burial Expenses. In addition to the above described death benefits, upon Director’s death, Director’s Beneficiary shall be entitled to receive a one-time lump sum benefit in the amount of Ten Thousand ($10,000) Dollars.

SECTION VI

OFFSET FOR OBLIGATIONS TO ASSOCIATION

If, at such time as the Director becomes entitled to benefit payments hereunder, the Director has any debt, obligation or other liability representing an amount owing to the Association, and if such debt, obligation or other liability is due and owing at the time benefit payments are payable hereunder, the Association may offset the amount owing it against the amount of benefits otherwise distributable hereunder.

SECTION VII

BENEFICIARY DESIGNATION

The Director shall have the right, at any time, to submit in substantially the form attached hereto as Exhibit A, a written designation of primary and secondary beneficiaries to whom payment under this Agreement shall be made in the event of his death prior to complete distribution of the benefits due and payable under the Agreement. Each beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Association.

SECTION VIII

DIRECTOR’S RIGHT TO ASSETS

The rights of the Director, any Beneficiary, or any other person claiming through the Director under this Agreement, shall be solely those of an unsecured general creditor of the Association. The Director, the Beneficiary, or any other person claiming through the Director, shall only have the right to receive from the Association those payments as specified under this Agreement. The Director agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Association, including any insurance policies or contracts which the Association may possess or obtain to informally fund this Agreement. Any asset used or acquired by the Association in connection with the liabilities it has assumed under this Agreement, except as expressly provided, shall not be deemed to be held under any trust for the benefit of the Director or his Beneficiaries, nor shall it be considered security for the performance of the obligations of the Association. It shall be, and remain, a general, unpledged, and unrestricted asset of the Association.

SECTION IX

RESTRICTIONS UPON FUNDING

Association shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Director, his Beneficiaries or any successor in interest to him shall be and remain simply a general creditor of the Association in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Association reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent, nature, and method of such informal funding. Should the Association elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Association reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall Director be deemed to have any lien, nor right, title or interest in or to any specific funding investment or to any assets of the Association. If the Association elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then Director shall assist the Association by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

SECTION X

ACCELERATION OF PAYMENTS

If the Director terminates service prior to Normal Retirement Date, he may request acceleration of any benefit payments due him. If the Association approves such request, the benefit payments due the Director shall be based on the Accrued Benefit at the date such payout begins.

SECTION XI

ALIENABILITY AND ASSIGNMENT PROHIBITION

Neither Director nor any Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Director or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Association’s liabilities shall forthwith cease and terminate.

SECTION XII

ACT PROVISIONS

12.1	Named Fiduciary And Administrator. The Association shall be the Named Fiduciary And Agreement Administrator (the “Administrator”) of this Agreement. As Administrator, the Association shall be responsible for the management, control and administration of the Agreement as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

12.2	Claims Procedure And Arbitration. In the event that benefits under this Agreement are not paid to the Director (or to his Beneficiary in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Association and its Board shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within ninety (90) days of receipt of such claim, their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within sixty (60) days of the first claim denial. Claimants may review the Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of the Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by the Association, and the third member selected by the first two members. The Board shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

SECTION XIII

MISCELLANEOUS

13.1	No Effect on Directorship Rights. Nothing contained herein will confer upon the Director the right to be retained in the service of the Association nor limit the right of the Association to discharge or otherwise deal with Director without regard to the existence of the Agreement.

13.2	State Law. The Agreement is established under, and will be construed according to, the laws of the State of Indiana, to the extent that such laws are not preempted by the Act and valid regulations published thereunder.

13.3	Severabilitv. In the event that any of the provisions of this Agreement or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

13.4	Incapacity of Recipient. In the event Director is declared incompetent and a conservator or other person legally charged with the care of his person or of his Estate is appointed, any benefits under the Agreement to which such Director is entitled shall be paid to such conservator or other person legally charged with the care of his person or his Estate. Except as provided above in this paragraph, when the Association’s Board of Directors, in its sole discretion, determines that the Director is unable to manage his financial affairs, the Board may direct the Association to make distributions to any person for the benefit of the Director.

13.5

Unclaimed Benefit. The Director shall keep the Association informed of his current address and the current address of his Beneficiaries. The Association shall not be obligated to search for the whereabouts of any person. If the location of the Director is not made known to the Association within three (3) years after the date on which any payment of the Deferred Compensation Benefit may be made, payment may be made as though the Director had died at the end of the three (3) year period. If, within one (1) additional year after such three (3) year period has elapsed, or, within three (3) years after the actual death of the Director, the Association is unable to locate any Beneficiary of the Director, then the Association may fully discharge its obligation by payment to the Estate.

13.6	Limitations on Liability. Notwithstanding any of the preceding provisions of the Agreement, neither the Association, nor any individual acting as an employee or agent of the Association, or as a member of the Board of Directors shall be liable to the Director or any other person for any claim, loss, liability or expense incurred in connection with the Agreement.

13.7	Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

13.8	Affect on Other Corporate Benefit Agreements. Nothing contained in this Agreement shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Association’s existing or future compensation structure.

13.9	Period of Economic Hardship. If, in any year, payments made under this Agreement would, in the sole judgment of the Board of Directors, create economic hardship for the Association’s shareholders, the Board of Directors has full authority to postpone such payments. However, upon such postponement, the Association will increase the total sum payable to the Director or the Director’s Beneficiaries under this Agreement by an actuarially determined amount.

13.10	Suicide. Notwithstanding anything to the contrary in this Agreement, the benefits otherwise provided herein shall not be payable if the Director’s death results from suicide, whether sane or insane, within two years after the execution of this Agreement. If the Director dies during this two year period due to suicide, the Accrued Benefit will be paid to the Director’s designated Beneficiary in a single payment. Payment is to be made within thirty (30) days after the Director’s death is declared a suicide by competent legal authority. Credit shall be given to the Association for payments made prior to determination of suicide.

13.11	Headings. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

SECTION XIV

AMENDMENT AND TERMINATION

14.1	Amendment or Termination. The Association intends the Agreement to be permanent, but reserves the right to amend or terminate the Agreement when, in the sole opinion of the Association, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board of Directors of the Association and shall be effective as of the date of such resolution. No amendment or termination of the Agreement shall directly or indirectly deprive the Director of all or any portion of the Deferred Compensation Benefit payment which has commenced prior to the effective date of the resolution amending or terminating the Agreement.

14.2	Termination Benefit. In the event the Agreement is terminated, the Director shall be entitled to his Accrued Benefit as of the termination date. Payment of the Director’s Accrued Benefit shall not be dependent upon his continuation of service with the Association following the Agreement termination date, and such Accrued Benefit shall be paid in a lump sum within thirty (30) days of the date of termination of the Agreement.

SECTION XV

EXECUTION

15.1	This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.

15.2	This Agreement shall be executed in duplicate, each copy of which, when so executed and delivered, shall be an original, but both copies shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on this 1st day of April, 1992.

(Director)

First Federal Savings & Loan Association

By:

(Title)

DIRECTOR DEFERRED COMPENSATION

AGREEMENT BENEFICIARY

DESIGNATION

Director, James G. Pendleton, under the terms of a certain Director Deferred Compensation Agreement by and between him and FIRST FEDERAL SAVINGS & LOAN ASSOCIATION, Corydon, Indiana, dated April 1, 1992, hereby designates the following Beneficiary to receive any guaranteed payments or death benefits under such Agreement, following his death:

PRIMARY BENEFICIARY: Christine Pendleton

SECONDARY BENEFICIARY: Surviving Children or Grandchildren

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect.

Such Beneficiary Designation is revocable.

DATE: April 1, 1992

(WITNESS)	(DIRECTOR)

(WITNESS)

Exhibit A

NOTICE OF DISCONTINUANCE

TO:	First Federal Savings & Loan Association

Attention:

I hereby give notice of my election to discontinue deferral of my Compensation under that certain Director Deferred Compensation Agreement, by and between Association and the undersigned, dated the              day of                                 ,             . This notice is submitted at least twenty (20) days prior to January 1st, April 1st, July 1st, or October 1st, and shall be effective as of such date, as specified below.

Discontinue deferral as of:
(Mark One)	January 1st, 19
April 1st, 19
July 1st, 19
October 1st, 19

Director’s signature

Date

Exhibit B